EXECUTION COPY







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                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

                                      AMONG

                                   AEGON N.V.,

                                TONY MERGER CORP.

                                       AND

                            TRANSAMERICA CORPORATION


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                          -----------------------------
                                FEBRUARY 17, 1999
                          -----------------------------



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                                TABLE OF CONTENTS

ARTICLE 1

    PLAN OF MERGER.........................................................    1
    1.1    The Merger......................................................    1
    1.2    Conversion of Shares............................................    2
    1.3    Exchange of Certificates........................................    4
    1.4    Dividends.......................................................    6
    1.5    Escheat Laws....................................................    6
    1.6    Closing of Company Transfer Books...............................    6
    1.7    Withholding Rights..............................................    7
    1.8    Dissenting Shares...............................................    7
    1.9    Governance Matters..............................................    7

ARTICLE 2

    CLOSING................................................................    8
    2.1    Time and Place of Closing.......................................    8

ARTICLE 3

    REPRESENTATIONS AND WARRANTIES OF COMPANY..............................    8
    3.1    Organization, Good Standing and Power...........................    8
    3.2    Capitalization..................................................    9
    3.3    Significant Subsidiaries........................................    9
    3.4    Authority; Enforceability.......................................   10
    3.5    Non-Contravention; Consents.....................................   10
    3.6    SEC Reports; Company Financial Statements.......................   11
    3.7    Statutory Statements............................................   12
    3.8    Absence of Certain Changes or Events............................   12
    3.9    Taxes and Tax Returns...........................................   13
    3.10   Litigation......................................................   15
    3.11   Contracts and Commitments.......................................   15
    3.12   Registration Statement, Etc.....................................   15
    3.13   Employee Benefit Plans..........................................   16
    3.14   Labor Matters...................................................   18
    3.15   Brokers and Finders.............................................   18
    3.16   No Violation of Law.............................................   18
    3.17   Environmental Matters...........................................   19
    3.18   Fairness Opinion................................................   20
    3.19   Certain Approvals...............................................   20
    3.20   Merger..........................................................   20
    3.21   Voting Requirements.............................................   20

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    3.22   Computer Software/Year 2000.....................................   20
    3.23   Intellectual Property...........................................   21
    3.24   Separate Accounts...............................................   21
    3.25   Funds...........................................................   22
    3.26   Insurance.......................................................   22

ARTICLE 4

    REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER AND SUB...............   22
    4.1    Organization, Good Standing and Power...........................   22
    4.2    Capitalization..................................................   23
    4.3    Merger Partner Significant Subsidiaries.........................   24
    4.4    Authority; Enforceability.......................................   24
    4.5    Non-Contravention; Consents.....................................   24
    4.6    SEC Reports; Merger Partner Financial Statements................   26
    4.7    Statutory Statements............................................   26
    4.8    Absence of Certain Changes or Events............................   27
    4.9    Taxes and Tax Returns...........................................   27
    4.10   Litigation......................................................   28
    4.11   Contracts and Commitments.......................................   28
    4.12   Registration Statement, Etc.....................................   28
    4.13   Employee Benefit Plans..........................................   29
    4.14   Labor Matters...................................................   31
    4.15   Brokers and Finders.............................................   31
    4.16   No Violation of Law.............................................   31
    4.17   Environmental Matters...........................................   32
    4.18   Interim Operations of Sub.......................................   33
    4.19   Merger..........................................................   33
    4.20   Computer Software/Year 2000.....................................   33
    4.21   Intellectual Property...........................................   33
    4.22   Insurance.......................................................   34
    4.23   Affiliate Transactions..........................................   34

ARTICLE 5

    CONDUCT AND TRANSACTIONS PRIOR TO
    EFFECTIVE TIME; CERTAIN COVENANTS......................................   34
    5.1    Access and Information..........................................   34
    5.2    Conduct of Business Pending Merger..............................   35
    5.3    Fiduciary Duties................................................   42
    5.4    Certain Fees....................................................   43
    5.5    Takeover Statutes...............................................   43
    5.6    Consents........................................................   43
    5.7    Further Assurances..............................................   44

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    5.8    NYSE Listing....................................................   44
    5.9    Notice; Efforts to Remedy.......................................   44
    5.10   Registration Statement; Stockholder Approvals...................   45
    5.11   Expenses........................................................   45
    5.12   Press Releases; Filings.........................................   46
    5.13   Indemnification of Officers and Directors.......................   46
    5.14   Tax Treatment...................................................   47
    5.15   Employee Benefits...............................................   48
    5.16   Equity-Based Awards.............................................   48
    5.17   Rule 145........................................................   50
    5.18   Comfort Letters.................................................   50
    5.19   Y2K Plans.......................................................   50
    5.20   Compliance with 1940 Act........................................   50

ARTICLE 6

    CONDITIONS PRECEDENT TO MERGER.........................................   51
    6.1    Conditions to Each Party's Obligations..........................   51
    6.2    Conditions to Obligations of Company............................   52
    6.3    Conditions to Obligations of Merger Partner.....................   53

ARTICLE 7

    TERMINATION AND ABANDONMENT OF THE MERGER..............................   54
    7.1    Termination.....................................................   54
    7.2    Effect of Termination and Abandonment...........................   55

ARTICLE 8

    MISCELLANEOUS..........................................................   56
    8.1    Waiver and Amendment............................................   56
    8.2    Non-Survival of Representations; Warranties and Agreements......   56
    8.3    Notices.........................................................   56
    8.4    Descriptive Headings; Interpretation............................   58
    8.5    Counterparts....................................................   58
    8.6    Entire Agreement................................................   58
    8.7    GOVERNING LAW...................................................   59
    8.8    Severability....................................................   59
    8.9    Enforcement of Agreement........................................   59
    8.10   Assignment......................................................   59
    8.11   Obligation of Merger Partner....................................   59
    8.12   CONSENT TO JURISDICTION; SERVICE OF PROCESS.....................   60

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ARTICLE 9

    DEFINITIONS............................................................   61
    9.1    Definitions.....................................................   61
    9.2    Certain Defined Terms Index.....................................   62


ANNEX A - EXCHANGE RATIO COMPUTATION EXAMPLES





















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                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION


         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") dated as of February 17, 1999, by and among AEGON N.V., a company formed under the laws of The Netherlands ("Merger Partner"), Tony Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Merger Partner ("Sub"), and Transamerica Corporation, a Delaware corporation ("Company").

         WHEREAS, Merger Partner has formed Sub as a direct wholly owned subsidiary corporation under the Delaware General Corporation Law (the "DGCL") for the purpose of Company merging with and into Sub pursuant to the applicable provisions of the DGCL (the "Merger") so that Sub will continue as the surviving corporation of the Merger and will remain a direct wholly owned subsidiary of Merger Partner;

         WHEREAS, the Boards of Directors of each of Company and Sub, and the Supervisory and Executive Boards of Merger Partner have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

         WHEREAS, the Boards of Directors of each of Company and Sub, and the Supervisory and Executive Boards of Merger Partner have determined that the Merger is fair to and in the best interests of their respective stockholders;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization; and

         WHEREAS, the Merger described herein is subject to the approval of the stockholders of Company and applicable state, federal and foreign authorities, and satisfaction of certain other conditions described in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1

                                 PLAN OF MERGER

         1.1 The Merger.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the DGCL, Company shall be merged with and into Sub, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Company shall cease. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 2.1) a certificate of merger (the "Certificate of Merger") shall be duly pre-

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pared, executed and acknowledged by Sub, on behalf of the Surviving Corporation, and immediately thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

                  (b) From and after the Effective Time, the Merger shall have all the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the DGCL, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  (c) The Certificate of Incorporation of Sub shall be amended to change the name of Sub to the name of Company and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL.

                  (d) The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein or in the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

                  (b) All shares of common stock, par value $1 per share, of Company ("Company Common Stock") (or other capital stock of Company), that are owned by Company as treasury stock or by any wholly owned Subsidiary of Company and any shares of Company Common Stock owned by Merger Partner, Sub or any other wholly owned Subsidiary of Merger Partner shall be canceled and retired and shall cease to exist and no stock of Merger Partner or other consideration shall be delivered in exchange therefor.

                  (c) Subject to Section 1.3(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b) and Dissenting Shares) shall be converted into a right to receive (i) $23.40 in cash (the "Cash Payment") plus (ii) the number of shares, or fraction thereof, of voting common stock, par value of fifty cents (0.50) Dutch Guilder per share, of Merger Partner ("Merger Partner Common Stock") equal to the Exchange Ratio (as defined below). All such


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shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that amount of Cash Payment and that number of shares of Merger Partner Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for the Cash Payment and certificates representing whole shares of Merger Partner Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 1.3, without interest. For purposes of this Agreement:

         (i)    "Initial Price" shall mean $95.20;

         (ii)   "Stock Consideration Amount" shall mean $54.60;

         (iii) "Share Price" shall equal the average during the 20 trading days immediately preceding the last business day before the date of the Effective Time of the closing price per share of Merger Partner Common Stock in Euros on the Amsterdam Stock Exchange ("ASE") as so reported in the Financial Times or, if not reported therein, another authoritative source (converting each of such daily closing prices per share to U.S. Dollars based upon the "closing mid-point" exchange rate published in respect of each such trading day in the "Currency and Money" segment in the "Companies & Markets" section of the Financial Times);

         (iv) "Percentage Price Change" shall mean the quotient (whether a positive or negative amount) obtained by dividing (A) the difference obtained by subtracting (x) the Initial Price from
                (y) the Share Price, by (B) the Initial Price;

         (v) "Excess Change Amount" shall mean the difference (whether a positive or negative amount) obtained by (A) subtracting 0.2 (in case of a Share Price greater than the Initial Price) from, or
                (B) adding 0.2 (in case of a Share Price less than the Initial Price) to, the Percentage Price Change;

         (vi) "Adjusted Stock Consideration Amount" shall mean the sum of the Stock Consideration Amount and 1/2 of the product obtained by multiplying the Stock Consideration Amount by the Excess Change Amount;

         (vii) "Exchange Ratio" shall equal that number of shares, or fraction thereof, determined as follows (rounded to the nearest hundred thousandth of a share):

                           (A) if the Share Price is greater than or equal to $76.16 but less than or equal to $114.24, the quotient obtained by dividing (x) the Stock Consideration Amount by (y) the Share Price,

                           (B) if the Share Price is less than or equal to $128.52 but greater than $114.24, the quotient obtained by dividing (x) the Adjusted Stock Consideration Amount by (y) the Share Price,

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                           (C)      if the Share Price is greater than $128.52,
                                    0.45670 or the number, if any, determined pursuant to Section 7.1(c)(vi),

                           (D) if the Share Price is greater than or equal to $61.88 but less than $76.16, the quotient obtained by dividing (x) the Adjusted Stock Consideration Amount, by (y) the Share Price, and

                           (E)      if the Share Price is less than $61.88,
                                    0.81618 or the number, if any, determined pursuant to Section 7.1(b)(vi).

                  Annex A hereto sets forth examples of the calculation of the Exchange Ratio.

                  (d) If after the date hereof and prior to the Effective Time, Merger Partner shall have declared a stock split (including a reverse split) of Merger Partner Common Stock or a dividend payable in Merger Partner Common Stock or any other similar transaction, then the Cash Payment and the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or similar transaction.

                  (e) Each Option (as defined in Section 5.16), TLSAR (as defined in Section 5.16) and Stock Award (as defined in Section 5.16) shall be converted into the right to receive cash in accordance with Section 5.16.

         1.3 Exchange of Certificates.

                  (a) Immediately prior to the Effective Time, Merger Partner or Sub shall deposit with Citibank N.A., or such other bank or trust company designated by Merger Partner and reasonably acceptable to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, Options, TLSARs and Stock Awards, for exchange in accordance with this Article 1 through the Exchange Agent, in the aggregate, (i) cash in respect of the Cash Payment for each share of Company Common Stock payable pursuant to Section 1.2,
(ii) certificates representing the shares of Merger Partner Common Stock issuable pursuant to Section 1.2, (iii) any additional cash to be paid in lieu of fractional shares, and (iv) except to the extent that Company and Merger Partner otherwise agree, cash payable pursuant to Section 5.16 in respect of Options, TLSARs and Stock Awards (such shares of Merger Partner Common Stock, together with any dividends or distributions with respect thereto and cash deposited by Merger Partner in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund"). The aggregate number of shares of Merger Partner Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time (including shares of Restricted Stock), subject to adjustments for nonissuance of fractional shares as provided herein.

                  (b) As soon as practicable after the Effective Time but in no event more than two business days following the Closing Date, Merger Partner and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (and appropriate documentation for holders of Options, TLSARs and Stock Awards) (i) a letter


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of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Merger Partner and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Merger Partner Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive (i) an amount in cash determined by multiplying (x) the Cash Payment amount by (y) the aggregate number of such shares of Company Common
Stock previously represented by the stock certificates surrendered, (ii) certificates representing that number of whole shares of Merger Partner Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered based upon the Exchange Ratio and (iii) an additional amount of cash in lieu of any fractional share, as contemplated by Section 1.2(c). Upon the delivery to the Exchange Agent of the appropriate documentation in respect of Options, TLSARs or Stock Awards, the holder of such Options, TLSARs or Stock Awards will be entitled to receive an amount in cash determined pursuant to Section 5.16.

                  (c) No certificate or scrip representing fractional shares of Merger Partner Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Merger Partner. All fractional shares of Merger Partner Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Share Price at the Effective Time of one share of Merger Partner Common Stock by (ii) the fraction of a share of Merger Partner Common Stock to which such holder would otherwise have been entitled. Merger Partner shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Merger Partner Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a).

                  (d) If a certificate for Merger Partner Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                  (e) The Cash Payments made and the shares of Merger Partner Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

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

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Payments and shares of Merger Partner Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Merger Partner Common Stock as provided in this Section 1.3, deliverable in respect thereof pursuant to this Agreement.

         1.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Merger Partner Common Stock and payable to holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Merger Partner Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividends or other distributions with a record date after the Effective Time payable with respect to such Merger Partner Common Stock and not paid, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividend or other distributions on such Merger Partner Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments or other distributions shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for one year after the Effective Time pursuant to this Section 1.4 shall be returned by the Exchange Agent to Merger Partner which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

         1.5 Escheat Laws. Notwithstanding any other provision of this Article 1, none of Merger Partner, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any amount of Cash Payment or Merger Partner Common Stock, or dividends or distributions thereon, or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         1.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for the Cash Payment and Merger Partner Common Stock in the manner provided in this Article 1.

         1.7 Withholding Rights. The Surviving Corporation or the Merger Partner, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursu-ant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation or Merger Partner, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation or Merger Partner as the case may be.

         1.8 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder (if any) who shall be entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the consideration to which such holder would otherwise have been entitled pursuant to Section 1.2, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Section 262 of the DGCL, and shall be entitled to receive only such payment provided for by Section 262 of the DGCL.

         1.9 Governance Matters. Following the date hereof and prior to the Effective Time, the Supervisory Board of Merger Partner shall take such action as necessary so that immediately following the Effective Time, Frank C. Herringer is elected or appointed as a member of the Executive Board of Merger Partner and as Chairman of AEGON USA, Inc. ("AEGON USA") and the Surviving Corporation. Donald Shepard shall be elected or appointed as President and Chief Executive Officer of the Surviving Corporation and shall continue to serve as President and Chief Executive Officer of AEGON USA. Following the Effective Time, the headquarters of the Surviving Corporation and AEGON USA shall be in San Francisco. At or prior to the Effective Time, the Supervisory Board of Merger Partner will take such action as may be necessary to invite, and if such invitation is accepted, cause the appointment of one, or in Merger Partner's discretion, two, current directors of Company as ex officio members of the Supervisory Board immediately following the Effective Time and at the next meeting of Merger Partner's stockholders use best efforts to cause the election or appointment of such person(s) as full members of the Supervisory Board.

                                    ARTICLE 2

                                     CLOSING

         2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Merger Partner and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the third business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019, or at such other place as may be agreed between Merger Partner and Company.

                                    ARTICLE 3

                               REPRESENTATIONS AND
                              WARRANTIES OF COMPANY

         Except as set forth in the disclosure letter delivered to Merger Partner concurrent with the execution hereof (the "Company Disclosure Letter") or the Company Supplemental Disclosure Letter (as defined below) or as disclosed in the Company Reports (as defined below) filed prior to the date hereof, Company hereby represents and warrants to Merger Partner as follows:

         3.1 Organization, Good Standing and Power.

                  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company has made available to Merger Partner complete and correct copies of its Restated Certificate of Incorporation as in effect as of the date hereof and its Bylaws as amended to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Company" means a material adverse effect on (a) on a consolidated basis, the financial condition, business or the annual earnings capacity of Company and the Subsidiaries of Company (the "Company Subsidiaries"), except to the extent that such adverse effect results from general economic conditions or changes therein, financial market fluctuations or conditions, adverse changes or effects in or affecting the financial services or insurance industries generally, or as a consequence of the transactions contemplated herein (including, without limitation, the announcement thereof), or (b) the ability of Company to consummate the transactions contemplated by this Agreement.

                  (b) Each Company Subsidiary is an entity duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of organization, and has the corporate (or, if not a corporation, other) power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing (where such concept exists) or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

         3.2 Capitalization. The authorized capital stock of Company as of the date hereof consists of (i) 300 million shares of Common Stock, par value $1 per share, of which as of February

12, 1999, 124,549,157 shares were issued and outstanding and 29,260,350 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined below), (ii) 5 million shares of preference stock, without par value, of which as of the date hereof no shares are issued and outstanding, and (iii) 1,200,000 shares of Preferred Stock, par value $100 per share, of which as of the date hereof no shares are issued and outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of February 12, 1999, there were no shares of capital stock of Company outstanding, and, except as set forth in Schedule 3.2 of the Company Disclosure Letter, as of February 12, 1999 there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock.

         3.3 Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Except as would not have a Material Adverse Effect on Company or as disclosed in the Company Disclosure Letter, (i) Company owns, directly or indirectly, the securities of each Significant Subsidiary held by Company, free and clear of all liens, charges, pledges, security interests or other encumbrances, and (ii) all of the outstanding capital stock of each Significant Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Significant Subsidiary to which Company or any Significant Subsidiary is a party. There are no voting trusts or other agreements with respect to the voting of capital stock of Company or any Significant Subsidiary to which Company or any Significant Subsidiary is a party. Schedule 3.3 to the Company Disclosure Letter sets forth for each Significant Subsidiary of Company, its name and jurisdiction of incorporation or organization.

         3.4 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company other than the approval and adoption of this Agreement by the Company's stockholders, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

         3.5 Non-Contravention; Consents.

                  (a) Except as would not have a Material Adverse Effect on Company, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company, under any of the terms, conditions or provisions of,
         (x) its Certificate of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject (any of the foregoing being referred to herein as a "Violation"); or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 3.5(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets.

                  (b) Except for (i) the filing of applications and notices, as applicable, with federal and state regulatory authorities governing banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the states in which Company and the Company Subsidiaries operate their respective business and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Company Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (iii) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder, (iv) the filing of applications and notices, as applicable, with foreign governmental authorities under the Foreign Competition Laws, and the approval of such applications by such authorities, if required,
(v) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the shares of Merger Partner Common Stock to be is-sued in the Merger, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vii) the approval of the listing of the Merger Partner Common Stock to be issued in the Merger on the New York Stock Exchange (the "NYSE"), (viii) such notices, consents, approvals, filings or registrations appearing on the supplement to the Company Disclosure Letter to be delivered by Company to Merger Partner as promptly as reasonably practicable following the date hereof (the "Supplemental Disclosure Letter"), and (ix) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, no notices to, consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any self-regulatory authority are necessary in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby.

         3.6 SEC Reports; Company Financial Statements.

                  (a) Since January 1, 1997, Company has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Merger Partner true copies of all the Company Reports, together with all exhibits thereto, that Merger Partner has requested.

                  (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal audit adjustments). As at the respective dates of the consolidated balance sheets of Company and its Subsidiaries included in such Company Reports, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither Company nor any Company Subsidiary had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Company.

         3.7 Statutory Statements. Company has previously made available to Merger Partner the annual statements of each Company Significant Subsidiary that is engaged in the business of insurance (a "Company Insurance Subsidiary") for the years ended December 31, 1996 and December 31, 1997, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, and statutory statements, where required, for each such company for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 and Company shall promptly furnish to Merger Partner all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Such statutory statements present or will present fairly in all material respects the financial position of each respective Company Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended, in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements. For purposes of this Section 3.7, materiality shall be determined by reference to Company and its Subsidiaries taken as a whole.

         3.8 Absence of Certain Changes or Events. Since December 31, 1997 (with respect to clauses (i), (ii), (iii), (v) and (vi)) and September 30, 1998 (with respect to clause (iv)), there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of Company and the Company Subsidiaries which constituted a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company's outstanding capital stock (other than the regular quarterly dividend and the stock dividend referred to in clause (iii) hereof), (iii) any split (other than the stock dividend declared December 17, 1998), combination or reclassification of any of Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company's outstanding capital stock,
(iv) (x) any granting by Company or any Company Subsidiary to any executive officer of Company or any Company Subsidiary of any increase in compensation, except for increases in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of September 30, 1998, or in connection with a promotion, (y) any granting by Company or any Company Subsidiary to any such executive officer of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business consistent with past practice in any one case not in excess of $100,000, or (C) as was required under any employment, severance or termination agreements in effect as of September 30, 1998, or (D) in connection with a promotion, (z) any entry by Company or any Company Subsidiary into any new severance or termination agreement with any such executive officer (other than (A) for obligations which have been satisfied prior to the date hereof, (B) new severance or termination obligations in the ordinary course of business in any one case not in excess of $100,000, and (C) in connection with a promotion), (v) any significant change in accounting methods, principles or practices by either Company's life insurance business or non-life insurance business materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles and except as would not have a Material Adverse Effect on Company's life insurance business or non-life insurance business, as applicable or (vi) except for changes in a manner consistent with past practice or consistent with industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of either Company's life insurance business or non-life insurance business, except as would not have a Material Adverse Effect on the life insurance business or non-life insurance business, respectively.

         3.9 Taxes and Tax Returns.

                  (a) Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file) except to the extent that any failure to file or failure to be true, complete and correct would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (ii) duly paid in full within the time and in the manner prescribed by law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Company.

                  (b) No federal, state, local or foreign Tax audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of Company or the Company Subsidiaries, and no issues have been raised in writing by any Tax authority and not fully settled in connection with any Tax or Tax Return, in either case, which individually or in the aggregate would have a Material Adverse Effect on Company.

                  (c) The federal income Tax Returns of Company and the Company Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995. Deficiencies for all periods 1995 and prior have been assessed by the IRS and have either been paid or are being contested in good faith. Unpaid Taxes related to those issues being contested are provided for in the financial statements and to the extent that such Taxes are not provided for, the ultimate payment would not individually or in the aggregate have a Material Adverse Effect on Company.

                  (d) Neither Company nor any Company Subsidiary is party to any agreement relating to the allocation or sharing of Taxes, other than agreements among Company and the Company Subsidiaries. Neither Company nor any Company Subsidiary (i) since January 1, 1994 has been a member of an affiliated group filing a U.S. consolidated federal income tax return (other than a group the common parent of which was Company) or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was Company or a Company Subsidiary) or (ii) has any liability for Taxes of any Person (other than Company and the Company Subsidiaries) under United States Treasury

Regulation Section 1.1502-6 (or any provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement, other than agreements among Company and the Company Subsidiaries or (ii) any express or implied obligation to indemnify any other person for Taxes.

                  (e) There are no Tax liens upon any asset of Company or any Company Subsidiary except liens for Taxes not yet due or Taxes that are being contested in good faith by appropriate proceedings.

                  (f) (i) All insurance or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts, or any similar or related policy, contract, plan or product, whether individual, group or otherwise including annuity contracts, life insurance contracts and variable contracts (including any supplements, endorsements, riders and ancillary agreements in connection therewith), (the "Insurance Product(s)") issued, assumed, modified, exchanged or sold by a Company Insurance Subsidiary complies (and has complied since the time of issuance, assumption, modification, exchange or sale) with all requirements of the Code, and the rules and regulations thereunder, relating to the qualifications and/or tax treatment for which the Insurance Products were intended to qualify or for which a Company Insurance Subsidiary represented any or all of the Insurance Products qualified, except for failures to comply or qualify that would not, individually, or in the aggregate, have a Material Adverse Effect on Company.

                  (ii) In providing recordkeeping and administrative services in the ordinary course with respect to customers' Insurance Products whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any life insurance or annuity contracts issued, assumed, modified, exchanged or sold by a Company Insurance Subsidiary as of the Closing Date, each Company Insurance Subsidiary is in compliance with the applicable administrative requirements of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA , except for failures to comply that would not individually, or in the aggregate, have a Material Adverse Effect on Company.

         3.10 Litigation. Neither Company nor any Company Subsidiary is a party to any pending or, to the knowledge of Company, threatened claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Company or any Company Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Company.

         3.11 Contracts and Commitments. To the knowledge of Company, neither Company nor any Company Subsidiary has received notice from any person alleging that Company or any Company Subsidiary is in default under any contracts, agreements, leases, commitments, or as-signments in other interests which are material to Company and the Company Subsidiaries as a whole which would result, individually or in the aggregate, in a Material Adverse Effect on Company.

         3.12 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Merger Partner with the SEC in connection with the Merger Partner Common Stock to be issued in the Merger (the "Registration Statement"), (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, will cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Merger Partner or with respect to information concerning Merger Partner or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

         3.13 Employee Benefit Plans.

                  (a) Schedule 3.13 of the Supplemental Company Disclosure Letter shall contain a list of each material plan, program or contract which is maintained by Company or any Company Subsidiary or to which Company or any Company Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of persons employed or formerly employed in the United States, including but not limited to material executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or arrangements) and "employee benefit plans" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." Company shall make available to Merger Partner the plan documents or other writing constituting each Company Employee Plan and, if applicable, the trust, insurance contract or other fund-ing arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Schedule 3.13 of the Supplemental Company Disclosure Letter shall identify those Company Employee Plans which Company intends to satisfy the requirements of Section 401 of the Code and Company shall make available to Merger Partner accurate copies of the most recent favorable determination letters for such plans. For purposes of this Agreement, the term "Company Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Employee Plan had it been a United States plan, program or contract. Company shall use its reasonable best efforts to make available to Merger Partner within thirty (30) days following the date of this Agreement a list and copies of the Company Foreign Plans.

                  (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have a Material Adverse Effect on Company: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred before the date of this Agreement, nor will any such event occur solely as a result of the consummation of the transactions contemplated by this Agreement; and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. Except as would not have a Material Adverse Effect on Company, there does not now exist, nor do any circumstances exist that could result in, any Company Controlled Group Liability (as defined below) that would be a liability of Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and
(iv) the continuation coverage requirements of Section 601 et seq. of ERISA and
Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

                  (c) Neither Company nor any Company Subsidiary is a participant in a multi-employer plan (within the meaning of ERISA Section 3(37)). Except as disclosed in the Supplemental Company Disclosure Schedule, neither Company nor any Company Subsidiary maintains a Company Employee Plan which is subject to Title IV of ERISA and neither Company nor any Company Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (d) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on Company. As of December 31, 1997, neither Company nor any of the Company Subsidiaries had any liability under any Company Employee Plan that was not reflected in the Company audited consolidated balance sheet at December 31, 1997 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Company.

                  (e) No prohibited transaction has occurred with respect to any Company Employee Plan maintained by Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Company.

                  (f) Except as previously disclosed to Merger Partner, the execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Company Employee Plans which would have a Material Adverse Effect on Company.

                  (g) Except as would not have a Material Adverse Effect on Company, with respect to each Company Foreign Plan: (i) all amounts required to be reserved on account of each Company Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Company Foreign Plan is established; (ii) each Company Foreign Plan required to be registered with a governmental entity has been registered, has been maintained in good standing with the appropriate governmental entities, and has been maintained and operated in accordance with its terms and applicable law; and (iii) the fair market value of the assets of each funded Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of Company and any Company Subsidiary that participates in such Company Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Company Foreign Plans.

         3.14 Labor Matters. Neither Company nor any of its Subsidiaries has any collective bargaining agreement with respect to its U.S. employees. Neither Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have a Material Adverse Effect on Company. To Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries, except for those the formation of which would not have a Material Adverse Effect on Company.

         3.15 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or in-curred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Company has retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor, whose fees and expenses will be paid by Company.

         3.16 No Violation of Law.

                  (a) The business and operations of the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Company. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Company, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to insurance product projections. In addition (i) there is no pending or, to the knowledge of Company, threatened, charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of Company, threatened, investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Company; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Company; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Company.

                  (b) In addition to Insurance Laws, the business and operations of Company and the Company Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to commercial lending, commercial leasing, real estate servicing, and the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Company. In addition, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which would have, individually or in the aggregate, a Material Adverse

Effect on Company, (ii) neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body relating specifically to such entity which will have, individually or in the aggregate, a Material Adverse Effect on Company; and
(iii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body (including self regulatory organizations) on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on Company and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

         3.17 Environmental Matters. Except as would not have a Material Adverse Effect on Company:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Company and each of the Company Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

                  (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of Company or any Company Subsidiary, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

                  (c) neither Company nor any Company Subsidiary has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         3.18 Fairness Opinion. The Board of Directors of Company has received an opinion dated as of the date hereof from Goldman Sachs to the effect that as of such date the consideration to be received by the stockholders of Company pursuant to the Merger is fair to such stockholders from a financial point of view.

         3.19 Certain Approvals. Prior to the date hereof Company has taken all appropriate actions so that the provisions of DGCL Section 203 will not apply with respect to or as a result of this Agreement or the Merger.

         3.20 Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would cause the Merger not to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

         3.21 Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         3.22 Computer Software/Year 2000.

                  (a) Company or Company Subsidiaries own, or possess adequate rights to use, all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries taken as a whole, except as would not have a Material Adverse Effect on Company. There are no infringement suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Company.

                  (b) Company has and is implementing a Year 2000 remediation plan (the "Company Y2K Plan") which contains inventory, assessment, remediation, testing and implementation phases, and contingency plans, and Merger Partner has been provided with information regarding such plan and access to employees of Company responsible for such plan.

         3.23 Intellectual Property. Company owns, or possesses adequate rights to use, all Intellectual Property that is used in the conduct of the business of Company and the Company Subsidiaries taken as a whole, except as would not have a Material Adverse Effect on Company. To the knowledge of Company, Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any Intellectual Property owned or licensed by Company or any Company Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Company. The conduct of Company's and the Company Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way likely to have, individually or in the aggregate, a Material Adverse Effect on Company. There is no material infringement of any proprietary right owned by or licensed by or to Company or any Company Subsidiary which is likely to have, individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the phrase "Intellectual Property" means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, mask works, technical information (whether confidential or otherwise), and all documentation thereof.

         3.24 Separate Accounts. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each separate account maintained by a Company Insurance Subsidiary (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to Section 3(c) (11) of the Investment Company Act of 1940 (the "1940 Act") or is duly registered as an investment company under the 1940 Act. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, the Company Insurance Contracts under which Company Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Subsidiary to receive contributions under such policies.

         3.25 Funds.

                  (a) Except as otherwise would not have a Material Adverse Effect on Company, (i) each mutual fund sponsored by Company or a Company Subsidiary sponsored by a Company Subsidiary (the "Funds") is duly registered with the SEC as an open-end management investment company under the 1940 Act or, in the case of one bond fund, is so registered as a closed-end fund, (ii) each Fund is in material compliance with the 1940 Act and the SEC regulations promulgated thereunder, including the requirements to file semiannual or annual reports on N-SAR with the SEC, (iii) all shares of the Funds are duly registered under the Securities Act and any applicable state securities laws, and (iv) each of the Funds is duly incorporated and in good standing under the laws of the state of its incorporation or is a validly existing business trust under the laws of the jurisdiction in which it was formed.

                  (b) Except as otherwise would not have a Material Adverse Effect on Company, Transamerica Investment Services is duly registered under the Investment Advisers Act of 1940.

         3.26 Insurance. Company and the Company Subsidiaries maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                             MERGER PARTNER AND SUB

         Except as set forth in the disclosure letter delivered to Company concurrent with the execution hereof (the "Merger Partner Disclosure Letter") or the Merger Partner Supplemental Disclosure Letter (as defined below) or as disclosed in the Merger Partner Reports (as defined below) filed prior to the date hereof, each of Merger Partner and Sub hereby represents and warrants to Company as follows:

         4.1 Organization, Good Standing and Power.

                  (a) Merger Partner and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Partner is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. Merger Partner has delivered to Company complete and correct copies of its and Sub's articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Merger Partner" means a material adverse effect on (a) on a consolidated basis, the financial condition, business or the annual earnings capacity of Merger Partner and the Subsidiaries of Merger Partner (the "Merger Partner Subsidiaries"), except to the extent that such adverse effect results from general economic conditions or changes therein, financial market fluctuations, conditions or adverse changes in or affecting the insurance industry generally, or as a consequence of the transactions contemplated herein (including, without limitation, the announcement thereof) or (b) the ability of Merger Partner or Sub to consummate the transactions contemplated by this Agreement.

                  (b) Each Merger Partner Subsidiary is a corporation duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation, and has the corporate (or, if not a corporation, other) power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing (where such concept exists) or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. Each Merger Partner Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

         4.2 Capitalization. The authorized capital stock of Merger Partner consists of 1,300,000,000 shares of Common Stock, par value of fifty cents (0.50) Dutch Guilder per share, of which as of January 31, 1999, 583,180,340 shares were issued and outstanding, 700,000,000 shares of Preferred Stock, par value fifty cents (0.50) Dutch Guilder per share ("Merger Partner Preferred Stock"), of which as of the date hereof 230,000,000 shares are issued and outstanding. All outstanding shares of Merger Partner Common Stock are, and all shares which may be issued prior to the Effective Date pursuant to any outstanding stock options issued by Merger Partner will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not sub-ject to preemptive rights. All of the shares of Merger Partner Common Stock to be issued at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of January 31, 1999, there were no shares of capital stock or other equity securities of Merger Partner outstanding, and, except as set forth in Schedule 4.2 of the Merger Partner Disclosure Letter, as of January 31, 1999 there are no outstanding options, warrants or rights to purchase or acquire from Merger Partner any capital stock of Merger Partner, there are no existing registration covenants with Merger Partner with respect to outstanding shares of Merger Partner Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Merger Partner is bound to issue any additional shares of its capital stock or other securities.

         4.3 Merger Partner Significant Subsidiaries. Except as would not have a Material Adverse Effect on Merger Partner, and except as disclosed in Schedule
4.3 of the Merger Partner Disclosure Letter, Merger Partner owns, directly or indirectly, the securities of each Merger Partner Significant Subsidiary held by Merger Partner, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Merger Partner Significant Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. Except as disclosed in Schedule 4.3 of the Merger Partner Disclosure Letter, there are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Merger Partner Significant Subsidiary to which Merger Partner or any Merger Partner Significant Subsidiary is a party. Except as disclosed in
Schedule 4.3 of the Merger Partner Disclosure Letter, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Merger Partner or any Merger Partner Significant Subsidiary to which Merger Partner or any Merger Partner Significant Subsidiary is a party. Schedule
4.3 to the Merger Partner Disclosure Letter sets forth for each Significant Subsidiary of Merger Partner, its name and jurisdiction of incorporation or organization.

         4.4 Authority; Enforceability. Each of Merger Partner and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the approval, authorization or consent of any work council, and have been duly authorized by all necessary corporate action on the part of each of Merger Partner and Sub other than the approval of the Issuance by Merger Partner's stockholders (including all necessary approvals on the part of Vereniging AEGON (the "Association")), and this Agreement has been duly executed and delivered by Merger Partner and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

         4.5 Non-Contravention; Consents.

                  (a) Except as would not have a Material Adverse Effect on Merger Partner, neither the execution, delivery and performance by Merger Partner or Sub of this Agreement, nor the consummation by Merger Partner or Sub of the transactions contemplated hereby, nor compliance by Merger Partner or Sub with any of the provisions hereof, will:

                  (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Merger Partner or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Merger Partner or any of the Merger Partner Subsidiaries is a party, or by which Merger Partner or any of the Merger Partner Subsidiaries may be bound, or to which Merger Partner or any of the Merger Partner Subsidiaries or the properties or assets of any of them may be subject; or

                  (ii) subject to compliance with the statutes and regulations referred to in Section 4.5, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Merger Partner or any of the Merger Partner Subsidiaries or any of their respective properties or assets.

                  (b) Except for (i) the filing of applications and notices, as applicable, with federal and state regulatory authorities governing banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the states in which Merger Partner and the Merger Partner Subsidiaries operate their respective business and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Merger Partner Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (iii) the filing of notification and report forms under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iv) the filing of applications and notices, as applicable, with foreign governmental authorities under the Foreign Competition Laws, and the approval of such applications by such authorities, if required, (v) the filing with the SEC of a proxy statement in definitive form relating to the meetings of Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the shares of Merger Partner Common Stock to be issued in the Merger, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vii) the approval of the listing of the Merger Partner Common Stock to be issued in the Merger on the NYSE, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority or with any third party are necessary in connection with the execution and delivery by Merger Partner of this Agreement and the consummation by Merger Partner of the transactions contemplated hereby, (viii) such notices, consents, approvals, filings or registrations appearing on the supplement to the Merger Partner Disclosure Letter to be delivered by Merger Partner to Company as promptly as reasonably practicable following the date hereof (the "Merger Partner Supplemental Disclosure Letter"), and (ix) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Partner, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority are necessary in connection with the execution and delivery by Merger Partner of this Agreement and the consummation by Merger Partner of the transactions contemplated hereby.

         4.6 SEC Reports; Merger Partner Financial Statements.

                  (a) Since January 1, 1997, Merger Partner has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "Merger Partner Reports"). Merger Partner has heretofore made available to Company true copies of all the Merger Partner Reports, together with all exhibits thereto, that Company has requested.

                  (b) All of the financial statements included in the Merger Partner Reports (which are collectively referred to herein as the "Merger Partner Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Merger Partner and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with Dutch generally accepted accounting principles with a reconciliation on an annual basis to United States generally accepted accounting principles applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 6-K of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As at the respective dates of the consolidated balance sheets of Merger Partner and its Subsidiaries included in such Merger Partner Reports, the Merger Partner Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Merger Partner Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither Merger Partner nor any Merger Partner Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Dutch generally accepted accounting principles to be set forth on a consolidated balance sheet of Merger Partner and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Partner.

         4.7 Statutory Statements. Merger Partner has made available to Company the annual statements (or equivalent statements) of each Merger Partner Significant Subsidiary that is engaged in the business of insurance in the United States, the United Kingdom and The Netherlands (a "Merger Partner Insurance Subsidiary") for the years ended December 31, 1996 and December 31, 1997, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, and statutory statements, where required, for each such Merger Partner Insurance Subsidiary for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and Merger Partner shall promptly furnish to Company all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Such statutory statements (or equivalent statements) present or will present fairly in all material respects the financial position and surplus of each Merger Partner Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended, in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements (or equivalent statements). For the purposes of this Section 4.7, materiality shall be determined by reference to Merger Partner and its Subsidiaries taken as a whole.

         4.8 Absence of Certain Changes or Events. Since December 31, 1997, Merger Partner and the Merger Partner Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of Merger Partner and the Merger Partner Subsidiaries which constituted a Material Adverse Effect on Merger Partner, (ii) any declaration, setting aside or payment of any dividend or other distribution (other than regular dividends consistent with past practice) (whether in cash, stock or property) with respect to any of Merger Partner's outstanding capital stock, (iii) any split, combination or reclassification of any of Merger Partner's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Merger Partner's outstanding capital stock, (iv) any significant change in accounting methods, principles or practices by Merger Partner or any Merger Partner Subsidiary materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles, or (v) except for changes in a manner consistent with past practice or consistent with industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of Merger Partner and its Subsidiaries taken as a whole.

         4.9 Taxes and Tax Returns.

                  (a) Merger Partner and the Merger Partner Subsidiaries have
(i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all mate-rial respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file) except to the extent that any failure to file would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner, and (ii) duly paid in full within the time and in the manner prescribed by law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

                  (b) No federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of Merger Partner or the Merger Partner Subsidiaries and no issues have been raised in writing by any Tax authority and not fully settled in connection with any Tax or Tax Return wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on Merger Partner.

         4.10 Litigation. Neither Merger Partner nor any Merger Partner Subsidiary is a party to any pending or, to the knowledge of Merger Partner, threatened, claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Merger Partner or any Merger Partner Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Merger Partner.

         4.11 Contracts and Commitments. To the knowledge of Merger Partner neither Merger Partner nor any Merger Partner Subsidiary has received notice from any person alleging that Merger Partner or any Merger Partner Subsidiary is in default under any contracts, agreements, leases, commitments, or assignments in other interests which are material to Merger Partner and the Merger Partner Subsidiaries as a whole as to which it is reasonably foreseeable that an adverse determination would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner.

         4.12 Registration Statement, Etc. None of the information supplied or to be supplied by Merger Partner for inclusion or incorporation by reference in
(a) the Registration Statement, (b) the Proxy Statement and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, will cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Merger Partner is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Merger Partner with respect to statements made therein based on information supplied by Company or with respect to information concerning Company or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

         4.13 Employee Benefit Plans.

                  (a) Schedule 4.13 of the Merger Partner Supplemental Disclosure Letter contains a list of each material plan, program, arrangement, practice or contract which is maintained by Merger Partner or any Merger Partner Subsidiary or to which Merger Partner or any Merger Partner Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of persons employed or formerly employed in the United States, including but not limited to executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or agreements) and "employee benefit plans" as defined in Section 3(1) of ERISA. All such plans, programs, arrangements, practices or contracts are referred to herein as "Merger Partner Employee Plans." Merger Partner has made available to Company the plan documents or other writing constituting each Merger Partner Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Merger Partner has identified those Merger Partner Employee Plans which Merger Partner intends to satisfy the requirements of Section 401 of the Code and has made available to Company accurate copies of the most recent favorable determination letters for such plans. For purposes of this Agreement, the term "Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Merger Partner Employee Plan had it been a United States plan, program or contract. Merger Partner shall use its reasonable best efforts to make available, promptly upon request to Company a list and/or copies of the Foreign Plans.

                  (b) With respect to each Merger Partner Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:
(i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred, nor will any such event occur solely as a result of the consummation of the transactions contemplated by this Agreement and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. There does not now exist, nor do any circumstances exist that could result in, any Merger Partner Controlled Group Liability (as defined below) that would be a liability of Merger Partner or any Merger Partner Subsidiary following the Effective Time. "Merger Partner Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA,
(iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate to, the Merger Partner Employee Plans.

                  (c) Neither Merger Partner nor any Merger Partner Subsidiary is, or has been, a participant in a multi-employer plan (within the meaning of ERISA Section 3(37)). Neither Merger Partner nor any Merger Partner Subsidiary maintains or has at any time maintained a Merger Partner Employee Plan which is subject to Title IV of ERISA. Neither Merger Partner nor any Merger Partner Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Merger Partner or any Merger Partner Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (d) Each Merger Partner Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Merger Partner Employee Plans which are intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, except where a failure to be so maintained would not have a Material Adverse Effect on Merger Partner. As of December 31, 1997, neither Merger Partner nor any of the Merger Partner Subsidiaries had any liability under any Merger Partner Employee Plan that was not reflected in the Merger Partner audited consolidated balance sheet at December 31, 1997 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Merger Partner.

                  (e) No prohibited transaction has occurred with respect to any Merger Partner Employee Plan maintained by Merger Partner or any of the Merger Partner Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Merger Partner.

                  (f) All contributions or premium payments with respect to the Merger Partner Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by Merger Partner. The execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Merger Partner Employee Plans which would have a Material Adverse Effect on Merger Partner.

                  (g) Except as would not have a Material Adverse Effect on Merger Partner, with respect to each Foreign Plan: (i) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan required to be registered with a governmental entity has been registered, has been maintained in good standing with the appropriate governmental entities, and has been maintained and operated in accordance with its terms and applicable law; and (iii) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of Merger Partner and any Merger Partner Subsidiary that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans.

         4.14 Labor Matters. Neither Merger Partner nor any of its Subsidiaries has any collective bargaining agreement with respect to its U.S. employees. Neither Merger Partner nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have a Material Adverse Effect on Merger Partner. To Merger Partner's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Merger Partner or any of its Subsidiaries, except for those the formation of which would not have a Material Adverse Effect on Merger Partner.

         4.15 Brokers and Finders. Neither Merger Partner nor any of the Merger Partner Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Merger Partner or any of the Merger Partner Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Merger Partner has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, whose fees and expenses will be paid by Merger Partner.

         4.16 No Violation of Law.

                  (a) The business and operations of the Merger Partner Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Merger Partner. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and each Merger Partner Insurance Subsidiary have marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Merger Partner Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to insurance product projections. In addition (i) there is no pending or, to the knowledge of Merger Partner, threatened, charge by any insurance regulatory authority that any of the Merger Partner Insurance Subsidiaries has violated, nor any pending or, to the knowledge of Merger Partner, threatened, investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Merger Partner; (ii) none of the Merger Partner Insurance Subsidiaries is subject to any order or decree of any Merger Partner Insurance Subsidiary regulatory authority relating specifically to such Merger Partner Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Merger Partner; and (iii) the Merger Partner Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Merger Partner.

                  (b) In addition to Insurance Laws, the business and operations of Merger Partner and the Merger Partner Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Merger Partner. In addition, (i) neither Merger Partner nor any Merger Partner Subsidiary has been charged with or, to the knowledge of Merger Partner, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which violations or penalties would have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; (ii) neither Merger Partner nor any Merger Partner Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body relating specifically to such entity which will have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; and (iii) Merger Partner and the Merger Partner Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body (including self-regulatory organizations) on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner. Merger Partner and the Merger Partner Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Merger Partner and the Merger Partner Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

         4.17 Environmental Matters. Except as would not have a Material Adverse Effect on Merger Partner:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Merger Partner and each of the Merger Partner Subsidiaries in the manner now conducted or which interfere with compliance with any order or any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

                  (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of Merger Partner or any Merger Partner Subsidiary, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

                  (c) neither Merger Partner nor any Merger Partner Subsidiary has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         4.18 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         4.19 Merger. Neither Merger Partner nor any Merger Partner Subsidiary has taken any action or failed to take any action which action or failure to take action would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         4.20 Computer Software/Year 2000.

                  (a) Merger Partner or Merger Partner Subsidiaries own, or possess valid license rights to, all computer software programs that are material to the conduct of the business of Merger Partner and the Merger Partner Subsidiaries taken as a whole except as would not have a Material Adverse Effect on Merger Partner. There are no infringement suits, actions or proceedings pending or, to the knowledge of Merger Partner, threatened against Merger Partner or any Merger Partner Subsidiary with respect to any software owned or licensed by Merger Partner or any Merger Partner Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner.

                  (b) Merger Partner has and is implementing a Year 2000 remediation plan (the "Merger Partner Y2K Plan") which contains inventory, assessment, remediation, testing and implementation phases, and contingency plans, and Company has been provided with information regarding such plan and access to employees of Merger Partner responsible for such plan.

         4.21 Intellectual Property. Merger Partner owns, or possesses adequate rights to, all Intellectual Property that is used in the conduct of the business of Merger Partner and the Merger Partner Subsidiaries taken as a whole except as would not have a Material Adverse Effect on Merger Partner. To the knowledge of Merger Partner, Merger Partner has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any Intellectual Property owned or licensed by Merger Partner or any Merger Partner Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. The conduct of Merger Partner's and the Merger Partner Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Partner. There is no material infringement of any proprietary right owned by or licensed by or to Merger Partner or any Merger Partner Subsidiary which is likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Partner.

         4.22 Insurance. Merger Partner and the Merger Partner Subsidiaries maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         4.23 Affiliate Transactions. Except as set forth in Section 4.23 of the Merger Partner Disclosure Letter, none of Merger Partner nor any of its Subsidiaries has any outstanding contract, agreement or other arrangement with any of its affiliates (including the Association) or has engaged in any transaction outside the ordinary course of business or inconsistent with past practices with its affiliates since January 1, 1998.

                                    ARTICLE 5

                        CONDUCT AND TRANSACTIONS PRIOR TO
                        EFFECTIVE TIME; CERTAIN COVENANTS

         5.1 Access and Information. Subject to the restrictions contained in confidentiality obligations to which such party is subject and subject to preservation of attorney client and work product privileges (each party agreeing to use reasonable best efforts to include the information described below), upon reasonable notice, each of Company and Merger Partner shall (and shall cause each of their respective Subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and its Subsidiaries' respective officers, employees, auditors (including, in connection with the comfort letters referred to under Section 5.18, consulting with such party's independent auditors and, subject to their concurrence, allow the review of the work papers of such auditors relating thereto), actuaries, attorneys and agents; provided, however, that any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries. Subject to the proviso of the immediately preceding sentence, Company shall permit Merger Partner and its representatives access to all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries for the purpose of monitoring the implementation and progress of the Company's Year 2000 remediation plan. All confidential information provided pursuant to this Section
5.1 will be subject to the Confidentiality Agreement (the "Confidentiality Agreement"), between Company and Merger Partner.

         5.2 Conduct of Business Pending Merger.

                  (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or as required by law or to the extent that Merger Partner shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), Company and the Company Subsidiaries will operate their businesses only in the ordinary course, except where the failure to so operate their businesses will not individually or in the aggregate be material to Company and its Subsidiaries taken as a whole; and, consistent with such operation, will use reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their agents, third party administrators, policyholders, borrowers, customers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and will further exercise reasonable efforts to maintain their existing relationships with their employees in general.

                  (b) Company agrees that from the date hereof to the Effective Time, except as set forth in the Company Disclosure Letter and as otherwise consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed) or as permitted, required or contemplated by this Agreement or as required by law (and in such event reasonably prompt notice will be provided to Merger Partner), (i) it will not change any provision of its Restated Certificate of Incorporation or Bylaws; (ii) it will not make, declare or pay any dividend or make any other distribution with respect to any shares of capital stock, except regular quarterly cash dividends with respect to the Company Common Stock (not to exceed $.25 per share per quarter); and (iii) except (A) in connection with the issuance of shares of common stock, pursuant to the exercise of presently outstanding employee or director stock options or vesting of restricted stock or any other equity-based award in accordance with its terms, (B) the grants of annual awards to directors in accordance with the terms of the Phantom Restricted Stock Plan for Nonemployee Directors and (C) the grant of awards of Options (as defined below) and Stock Awards to new hires in the ordinary course of business consistent with past practice, it will not directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

                  (c) Except as set forth in the Company Disclosure Letter, or as permitted, required or contemplated by this Agreement, as required by law or except in the ordinary course of business, Company agrees that from the date hereof to the Effective Time it will not take or permit any Company Subsidiary to take any of the following actions, except to the extent consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed):

                  (i) except for refinancing of existing indebtedness, consistent with past practice, and for the taking down of additional indebtedness for borrowed money by Company and its finance Subsidiaries such that their respective leverage ratios are not materially increased above their target levels, enter into any agreement repre-senting an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Company Subsidiary);

                  (ii) mortgage or pledge any of its properties or assets;

                  (iii) (A) take any action to amend or terminate any Company Employee Plan that would materially increase the cost of benefits thereunder or increase the compensation of any of its executive officers (other than increases which are in the aggregate in the ordinary course or in connection with promotions) or (B) adopt any other material plan, program, arrangement or practice providing new or increased benefits or compensation to its employees (provided, however, that this clause (iii) shall not prohibit the Company from implementing its Value Added Incentive Plan Restated 1999 as heretofore approved by the Compensation Committee of the Company Board of Directors or such other annual incentive plans for the 1999 fiscal year at the corporate, divisional or business unit levels);

                  (iv) materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis, or enter into any new material agreement, treaty or arrangement which is material to Company and Company Subsidiaries on a consolidated basis or to Company Insurance Subsidiaries on a consolidated basis (other than the renewal of any existing agreements, treaties or arrangements);

                  (v) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

                  (vi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any material amount to, or sell, transfer or lease any material properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                  (vii) form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division thereof which in any case is material to the Company and its Subsidiaries taken as a whole;

                  (viii) (A) make or rescind any material express or deemed election relating to Taxes;

                         (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, other than the resolution of any matter (federal, state or local) related to the 1987 to 1993 tax years (including carryovers and/or carrybacks therefrom), which years are currently under consideration by the IRS, the Tax Court or the Joint Committee on Taxation; or

                         (C) change in any material respect its methods of reporting income, deductions or accounting for federal income tax those used in the preparation of its federal income Tax Return for the purposes from taxable year ending December 31, 1997, except as may be required by applicable law;

                  (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to Company and the Company Subsidiaries as a whole, other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) incurred since December 31, 1997 in the ordinary course of business consistent with past practice;

                  (x) other than as would not be inconsistent with the Company's or its Subsidiaries' respective investment guidelines (or following consultation with the Merger Partner, consistent with industry standards), intentionally and materially alter the mix of investment assets of Company or the duration or credit quality of such assets;

                  (xi) other than consistent with past practice (or following consultation with Merger Partner, consistent with industry standards), intentionally and materially alter the profile of the insurance liabilities of the Company Insurance Subsidiaries or materially alter the pricing practices or policies of the Company Insurance Subsidiaries;

                  (xii) lease or otherwise dispose of any of its assets (including capital stock of the Company Subsidiaries) (except pursuant to contractual commitments in effect on the date hereof) which are material to Company and its Subsidiaries in the aggregate;

                  (xiii) make or agree to make any new capital expenditure or expenditures (except pursuant to contractual commitments in effect on the date hereof), or enter into any agreement or agreements providing for payments which, individually, are in excess of $20 million or, in the aggregate, are in excess of $100 million;

                  (xiv) permit the Company Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchas-ing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) (a) for any individual acquisition (except for any of Company's leveraged businesses) for an aggregate consideration in excess of $10 million, or (b) for any individual acquisition by any of Company's leveraged businesses in which the aggregate amount of ultimate equity capital employed (after releveraging the assets acquired to a ratio consistent with the relevant acquiring business' respective leverage ratio) is in excess of $10 million or (ii)(a) for all acquisitions (except for any acquisition by Company's leveraged businesses) for an aggregate consideration in excess of $100 million, or (b) for all acquisitions by Company's leveraged businesses, in which the aggregate amount of ultimate equity capital employed (after in each case re-leveraging the assets acquired to a ratio consistent with the relevant acquiring business' respective leverage ratio) is in excess of $100 million (excluding acquisitions approved in writing by Merger Partner) and (iii) where a filing under the HSR Act is required, except where Merger Partner and Company have agreed in writing that such action is not likely to (a) have a material effect on the ability of the parties to consummate the transactions contemplated by this Agreement or (b) delay the Effective Time by more than five business days; or

                  (xv) enter into any agreement to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

                  Notwithstanding the foregoing, nothing contained herein shall prohibit Company or any of its Subsidiaries from securitizing financial assets in the ordinary course of business consistent with past practice.

                  (d) Company agrees that from the date hereof to the Effective Time, Company shall, and shall cause the Company Subsidiaries to:

                  (i) promptly deliver to Merger Partner true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (ii) use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party; and

                  (iii) at the request of Merger Partner, enter into a commercially reasonable "costless collar" arrangement with a counter-party reasonably acceptable to Company with respect to the equity portfolios (other than the holdings of the stock of Charles Schwab & Co., Inc.) of the Company and of the Company Insurance Subsidiaries.

                  (e) Merger Partner agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), it will, and will cause each Merger Partner Subsidiary to, operate its business only in the ordinary course, except where the failure to so operate its business will not individually or in the aggregate be material to Merger Partner and the Merger Partner Subsidiaries taken as a whole.

                  (f) Merger Partner agrees that from the date hereof to the Effective Time it will not take, or permit any Merger Partner Subsidiary to take, any of the following actions, except to the extent consented to by Company in writing (which consent will not unreasonably be withheld or delayed) or permitted, required or contemplated by this Agreement:

                  (i) adopt or propose any change in its governing documents that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Merger Partner;

                  (ii) effect any combination, reclassification, recapitalization, division or similar transaction with respect to any class or series of capital stock of Merger Partner (other than a stock split, stock dividend or similar transaction contemplated by Section 1.2(d));

                  (iii) merge or consolidate with any other person if such merger or consolidation could reasonably be expected to have a material impact on the ability of Merger Partner to consummate the transactions contemplated by this Agreement or to have any of the effects set forth in clause (A), (B), (C), (D) or (E) of subsection (vi) below;

                  (iv) make, declare, set aside or pay any dividend or other distribution with respect to shares of capital stock of Merger Partner, except the regular declaration and payment of cash or stock dividends with respect to the Merger Partner Common Stock (not to exceed, in the aggregate between the date of this Agreement and the Closing Date, $2.00 per share in cash and market value of Merger Partner Common Stock), and the regular declaration and payment of dividends with respect to Merger Partner Preferred Stock in accordance with its terms;

                  (v) issue, sell, grant, pledge or otherwise encumber any shares of the Merger Partner Common Stock, any other voting securities or any securities convertible into such shares, if any such action could, individually or in the aggregate, reasonably be expected to (A) require the consent of the stockholders of Merger Partner, (B) delay the date of mailing of the Proxy Statement by more than five business days, (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement which would delay the Company Stockholders' Meeting by more than five business days, (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement, or (E) delay the Effective Time by more than five business days;

                  (vi) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could, individually or in the aggregate, reasonably be expected to (A) be mate-rial to Merger Partner, (B) delay by more than five business days the date of mailing of the Proxy Statement, (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement which would delay the Company Stockholders' Meeting by more than five business days, (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement, or (E) delay the Effective Time by more than five business days;

                  (vii) except in the ordinary course of business, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Subsidiary), except indebtedness incurred in connection with the financing and consummation of the transactions contemplated by this Agreement and additional indebtedness not in excess of $1.3 billion;

                  (viii) mortgage or pledge any of its properties or assets, except to the extent that the aggregate amount of assets subject to such mortgages and pledges is not material to Merger Partner;

                  (ix) except in the ordinary course of business, materially amend or cancel or agree to the amendment or cancellation of any agreement, treaty or arrangement, or enter into any new agreement, treaty or arrangement (other than the renewal of any existing agreements, treaties or arrangements), except and to the extent that the aggregate amount involved with respect to such agreements, treaties or arrangements is not material to Merger Partner;

                  (x) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, the Association, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act), except and to the extent that the aggregate amount involved with respect to such transactions is not material to Merger Partner;

                  (xi) except in the ordinary course of business, lease or otherwise dispose of any of its assets (including capital stock of the Merger Partner Subsidiaries) which are material to Merger Partner or the Merger Partner Subsidiaries, as the case may be, individually or in the aggregate;

                  (xii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $100 million or, in the aggregate, are in excess of $1 billion

                  (xiii) except for acquisitions from the Association and as required by employee and agent benefit plans in the ordinary course of business, consistent with past practice, acquire directly or indirectly (including by or through its affiliates including the Association) any shares of Merger Partner Common Stock during the period beginning 22 trading days prior to the Effective Time and ending at the Effective Time; or

                  (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (g) Merger Partner agrees that from the date hereof to the Effective Time, Merger Partner shall, and shall cause the Merger Partner Subsidiaries to:

                  (i) promptly deliver to Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

                  (ii) use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party.

                  (h) Company shall not, nor shall it knowingly permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any duly authorized investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate the making of any proposal that constitutes any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2(h) shall prohibit the Board of Directors of Company (and its authorized representatives) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal for a Company Acquisition (as defined below) if, and only to the extent that (A) the Board of Directors of Company after consultation with outside counsel, determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law it should take such action, and (B) prior to taking such action, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Merger Partner orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal for a Company Acquisition and (B) the material terms and conditions of such Acquisition Proposal and (ii) give Merger Partner reasonable notice of the material terms and conditions of an Acquisition Proposal prior to entering into a definitive agreement with respect to such Acquisition Proposal, and negotiate with Merger Partner to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section

5.2(h) by any officer or director of Company or any duly authorized investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.2(h) by Company. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Company and Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Company Acquisition" means (i) a consolidation, exchange of shares or merger of Company with any person, other than Merger Partner or one of its Subsidiaries, and, in the case of a merger, in which Company shall not be the continuing or surviving corporation, (ii) a merger of Company with a person, other than Merger Partner or one of its Subsidiaries, in which Company shall be the continuing or surviving corporation but the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Company outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Company by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Company to any person, other than Merger Partner or one of its Subsidiaries.

         5.3 Fiduciary Duties. Except as set forth below, the Board of Directors of Company shall not (i) withdraw or modify in a manner materially adverse to Merger Partner, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if Company receives an unsolicited Acquisition Proposal for a Company Acquisition and the Board of Directors of Company determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors may (w) withdraw or materially modify in a manner adverse to Merger Partner its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to Section 7.1(b)(iv). If the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence (other than entering into a confidentiality agreement) or Merger Partner exercises its right to terminate this Agreement under Section 7.1(c)(v) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence, Company shall, as a result of the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Merger Partner the fees provided for under Section 5.4. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of Company permitted by this Section 5.3 shall not constitute a breach of this Agreement by Company. Nothing contained in this Agree-ment shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

         5.4 Certain Fees. If a Fee Payment Event occurs, Company shall pay within three business days of a demand by Merger Partner, $300 million, payable in same-day funds, as liquidated damages and not as a penalty. If Company fails to timely pay to Merger Partner any amount due under this Section 5.4, Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

         5.5 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of Company and Merger Partner and the Board of Directors of each of Company and Merger Partner shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

         5.6 Consents. Company and Merger Partner will use reasonable best efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use reasonable best efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Merger Partner, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Company. Merger Partner will use reasonable best efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Merger Partner as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Merger Partner.

         5.7 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act requesting early termination of the applicable waiting period, filings under Foreign Competition Laws and filings with state, federal and foreign banking and insurance authorities. Each party hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, each party shall use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

         5.8 NYSE Listing. Merger Partner will use reasonable best efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Merger Partner Common Stock to be issued in the Merger.

         5.9 Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use reasonable best efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, Company and Merger Partner each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Company shall promptly notify Merger Partner of any change in each case on a consolidated basis in the normal course of Company's or the Company Subsidiaries' businesses or in the operation of its or their properties having a Material Adverse Effect on Company and of the receipt by Company or the Company Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Company or the Company Subsidiaries of a notice of the institution or the threat of litigation involving Company or any of the Company Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Company. Merger Partner shall promptly notify Company of any change in each case on a consolidated basis in the normal course of Merger Partner's or the Merger Partner Subsidiaries' businesses or in the operation of its or their properties having a Material Adverse Effect on Merger Partner, and of the receipt by Merger Partner or the Merger Partner Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Merger Partner or the Merger Partner Subsidiaries of a notice of the institution or the threat of litigation involving Merger Partner or any of the Merger Partner Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Merger Partner.

         5.10 Registration Statement; Stockholder Approvals.

                  (a) As soon as is reasonably practicable after the execution of this Agreement, Merger Partner shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus) and Company shall prepare and file with the SEC the Proxy Statement. Merger Partner shall use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Merger Partner Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

                  (b) Company shall call a Stockholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. Subject to Section 5.3, (i) Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of Company shall recommend to its stockholders the approval of the Merger and this Agreement, and (iii) Company shall use reasonable best efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its rights pursuant to Section 5.3, its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

                  (c) Merger Partner shall present to its stockholders at its general meeting of stockholders to be held on April 29, 1999, a proposal to approve the use of general reserves of Merger Partner such that the shares of Merger Partner Common Stock to be issued in the Merger shall be fully paid out of such general reserves (the "Issuance"). (i) Merger Partner shall mail the disclosure required under applicable law to its stockholders in connection with such meeting, (ii) the Executive Board of Merger Partner shall take such action with respect to its stockholders in support of the approval of the Issuance as permitted by Dutch law, and (iii) Merger Partner shall use its reasonable best efforts to obtain such stockholder approval.

         5.11 Expenses. If this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger.

         5.12 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby; provided, however, that nothing in this
Section 5.12 shall be deemed to (i) prohibit Company or Merger Partner from making any disclosures, press releases or announcements relating to their respective businesses or operations, or (ii) prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Each of Company and Merger Partner shall promptly notify the other of each report, schedule and other document filed by it or any of its respective Subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

         5.13 Indemnification of Officers and Directors.

                  (a) From and after the Effective Time, Merger Partner shall cause AEGON USA and the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law (excluding personal conduct which is finally adjudicated by a court of competent jurisdiction to constitute the commission of a crime by the relevant individual) each person who is, or has been at any time prior to the Effective Time, an officer or director of Company (or any Subsidiary or division thereof) and each person who served at the request of Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Merger Partner shall cause AEGON USA and the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Merger Partner shall cause AEGON USA and the Surviving Corporation to cooperate in the defense of any such matter; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Merger Partner shall not be obligated pursuant to this Section 5.13 to cause AEGON USA and the Surviving Corporation to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

                  (b) The parties agree that the provisions relating to exoneration of directors and the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

                  (c) For a period of six years after the Effective Time, Merger Partner and the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time covered by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, that after the third year after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

                  (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or otherwise.

                  (e) In the event Merger Partner, the Surviving Corporation, AEGON USA or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Merger Partner or the Surviving Corporation, or AEGON USA, as the case may be, shall assume the obligations set forth in this Section 5.13.

                  (f) This Section 5.13 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Merger Partner, AEGON USA or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Merger Partner, AEGON USA and the Surviving Corporation.

         5.14 Tax Treatment. Merger Partner and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. None of Merger Partner, Company or any of their respective Subsidiaries shall take any action which would be reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.15 Employee Benefits.

                  (a) For a period of one year from the Effective Time, Merger Partner and the Surviving Corporation shall honor all obligations and commitments under the plans, programs, arrangements, practices and contracts which are maintained by Company or any of the Company Subsidiaries or to which Company or any Company Subsidiary is obligated to make contributions or which provide benefits or compensation, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(1) of ERISA and the Company Employee Plans and Company Foreign Plans, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are required by applicable laws, or as provided by Section 5.15(c), or permitted by the terms thereof as in effect at the Effective Time, and which do not decrease the benefits or otherwise adversely affect the rights of participants (or their beneficiaries) thereunder. Notwithstanding anything contained herein to the contrary, Merger Partner and the Surviving Corporation agree to honor in accordance with their terms all benefits accrued or vested as of the Effective Time under the Company Employee Plans and the Company Foreign Plans including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

                  (b) Merger Partner shall take, and shall cause the Surviving Corporation and its Subsidiaries and all other Affiliates of Merger Partner to take, the following actions: (i) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of Company or any of its subsidiaries (the "Company Employees") or in which Company Employees participate after the Effective Time, (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) for all purposes under all compensation and benefit plans and policies applicable to employees of any of them, treat all service by Company Employees with Company or any of its Subsidiaries or Affiliates of Company before the Effective Time as service with Merger Partner and its affiliates, except to the extent such treatment would result in duplication of benefits with respect to the same period of service.

                  (c) Effective as of the date set forth therein, the amendments to the Company's Retirement Plan for Salaried U.S. Employees (the "Retirement Plan"), the Supplemental Pension Plan, the SSP+ Supplemental Pension Plan and Deferred Compensation Plan, described in Schedule 5.15 of the Company Disclosure Letter, shall become effective and remain in effect without amendment, except as required by law with respect to the Retirement Plan or such amendments which do not decrease the benefits or otherwise adversely affect the rights of participants (or their beneficiaries) thereunder.

         5.16 Equity-Based Awards. (a) Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock outstanding and unexercised as of the Effective Time (the "Options") granted pursuant to the Company's 1985 Stock Option and Stock Award Plan, 1995 Performance Stock Option Plan and 1996 Stock Option and Award Plan as each has been amended from time to time (collectively, the "Company Stock Plans") shall become fully vested and immediately exercisable. Each holder of an Option outstanding as of the Effective Time shall be entitled to receive out of the Exchange Fund, and shall be paid out of the Exchange Fund in full satisfaction of such Option, a cash payment in an amount in respect thereof equal to the product of (i) the excess of the Consideration Amount over the exercise price of such Option, and (ii) the number of shares of Company Common Stock subject to such Option at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

                  (b) TLSARs. At or after the Effective Time, each holder of a tandem limited stock appreciation right ("TLSAR") outstanding as of the Effective Time shall be entitled to elect to receive out of the Exchange Fund, and shall be paid out of the Exchange Fund upon such election in full satisfaction of such TLSAR, a cash payment in an amount in respect thereof equal to the product of (i) the Change of Control Value (as defined in the applicable Company Stock

Plan and award agreement thereunder), over the exercise price of such TLSAR, and
(ii) the number of shares of Company Common Stock subject to such TLSAR at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law; provided, however that, to the extent an Option with respect to which a related TLSAR has been granted shall terminate upon exercise of the related TLSAR.

                  (c) Other Equity-Based Awards. At the Effective Time, each phantom restricted stock award and phantom restricted share (collectively, the "Stock Awards") granted pursuant to the Company's Stock Plans, the Company's Phantom Restricted Stock Plan for Nonemployee Directors or pursuant to an individual agreement (collectively, the "Award Arrangements") shall fully vest and become immediately payable or distributable (except as set forth in Schedule 5.16(c) of the Company Disclosure Letter). At the Effective Time, each vested Stock Award shall be canceled and terminated in accordance with its terms, and the holder thereof shall receive out of the Exchange Fund in full satisfaction of such Stock Award, a cash payment in an amount in respect thereof equal to the product of (i) the Consideration Amount, and (ii) the number of shares of Company Common Stock subject to such Stock Award at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

                  (d) All Options, TLSARs, Stock Awards and restricted Company Common Stock outstanding as of the Effective Time and the exercise price thereof (if any) shall have been adjusted prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan or Award Arrangement for the stock dividend declared December 17, 1998.

                  (e) All restrictions on restricted Company Common Stock shall lapse no later than the Effective Time and such shares shall be treated under
Article 1 of this Agreement as unrestricted shares of Company Common Stock, provided the holder thereof shall be subject to any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

         5.17 Rule 145. Company shall use commercially reasonable efforts to cause each person who Company believes, at the time the Merger is submitted to a vote of the stockholders of Company, is an "affiliate" for purposes of Rule 145 under the Securities Act, to deliver to Merger Partner on or prior to the Closing Date a written agreement in terms satisfactory to Merger Partner, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Merger Partner Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act.

         5.18 Comfort Letters. (a) Company shall use its reasonable best efforts to cause its independent auditor to provide a letter dated the effective date of the Registration Statement, with respect to certain financial information regarding Company included in the Registration Statement, in form reasonably satisfactory to Merger Partner and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The costs of such letter shall be borne equally by Company and Merger Partner.

                  (b) Merger Partner shall use its reasonable best efforts to cause its independent auditor to provide a letter dated the effective date of the Registration Statement, with respect to certain financial information regarding Merger Partner included in the Registration Statement, in form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The costs of such letter shall be borne equally by Company and Merger Partner.

         5.19 Y2K Plans. (a) Company shall use its reasonable best efforts to continue to execute the Company Y2K Plan in accordance with its terms.

                  (b) Merger Partner shall use its reasonable best efforts to continue to execute the Merger Partner Y2K Plan in accordance with its terms.

         5.20 Compliance with 1940 Act. (a) The parties hereto acknowledge that each of them has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Each of the parties hereto shall not take, and each of them shall cause its affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of
Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby, and each of them shall not fail to take, and each of them shall cause its affiliates not to fail to take, and after the Closing Date shall not cause the Surviving Corporation to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, each of the parties hereto shall conduct its business and shall, subject to applicable fiduciary duties, use its reasonable best efforts to cause each of its affiliates to conduct its business so as to assure that, insofar as within the control of the parties hereto or their respective affiliates:

                  (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Directors or trustees of each fund that is registered under the 1940 Act, and that continues after the Closing Date its existing or a replacement investment advisory contract with the Surviving Corporation or any affiliate of the Surviving Corporation, are not (A) "interested persons" of the investment manager of such fund after the Closing Date or (B) "interested persons" of the present investment manager of such fund; and

                  (ii) for a period of two years after the Closing Date, there shall not be imposed on any of the funds or sub-advisory funds that is registered under the 1940 Act an "unfair burden" as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

                  (b) The terms and quotations in this Section 5.20 shall have the meanings set forth in Section 15(f) or Section 2(a)(19) of the 1940 Act.

                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

                           6.1 Conditions to Each Party's Obligations. The
                  respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock.

                  (b) (i) All consents, authorizations, orders and approvals as are required under applicable state insurance holding company laws in the United States, and insurance change of control laws in Canada, and (ii) all additional consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement which, in the case of clause (ii) the failure to obtain would have a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired without the imposition of any conditions which would have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner.

                  (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

                  (d) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

                  (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, shall be pending before or threatened by the SEC.

                  (f) The shares of Merger Partner Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         6.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company:

                  (a) (i) The representations and warranties of Merger Partner set forth in this Agreement which are qualified by a "Material Adverse Effect on Merger Partner" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Merger Partner set forth in this Agreement which are not qualified by a "Material Adverse Effect on Merger Partner" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, in the aggregate, have a Material Adverse Effect on Merger Partner; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period.

                  (b) Merger Partner and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                  (c) Merger Partner shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

                  (d) Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Company, in form and substance reasonably satisfactory to Company, dated the Closing Date, a copy of which shall be furnished to Merger Partner, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of Company with respect to the receipt of Merger Partner Common Stock in exchange for Company Common Stock pursuant to the Merger (except to the extent of Cash Payments received and except with respect to cash received in lieu of a fractional share interest in Merger Partner Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Company and Merger Partner as to such matters as such counsel may reasonably request. Notwithstanding the foregoing, this condition shall not be a condition if Company shall have taken any action or failed to take any action, which in any manner shall have been a cause of, or resulted in, the failure to obtain the opinion referred to in this subsection
(d), other than failures to take action which were reasonable under the circumstances.

         6.3 Conditions to Obligations of Merger Partner. The obligations of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Merger Partner:

                  (a) (i) The representations and warranties of Company set forth in this Agreement which are qualified by a "Material Adverse Effect on Company" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Company set forth in this Agreement which are not qualified by a "Material Adverse Effect on Company" qualification shall be true and correct at and as of the date of this

Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, in the aggregate, have a Material Adverse Effect on Company; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period.

                  (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Company shall furnish Merger Partner with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

                  (d) Merger Partner shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Merger Partner, in form and substance reasonably satisfactory to Merger Partner, dated the Closing Date, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Company and Merger Partner as to such matters as such counsel may reasonably request. Notwithstanding the foregoing, this condition shall not be a condition if Merger Partner shall have taken any action or failed to take any action, which in any manner shall have been a cause of, or resulted in, the failure to obtain the opinion referred to in this subsection (d), other than failures to take action which were reasonable under the circumstances.

                                    ARTICLE 7

                    TERMINATION AND ABANDONMENT OF THE MERGER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of
Company:

                  (a) by the mutual written consent of Merger Partner and Company;

                  (b) by Company if:

                  (i) the Merger is not consummated on or before December 31, 1999 (or such later date as shall have been approved by Merger Partner and Company), unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Com-pany to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Effective Time;

                  (iii) Company is permanently enjoined or restrained by any governmental authority or other regulatory body (including any court of competent jurisdiction), such injunction or restraining order prevents the Merger and such injunction or restraining order shall have become final and nonappealable;

                  (iv) the Board of Directors of Company shall have exercised any of its rights set forth in the second sentence of Section 5.3;

                  (v) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting (including adjournments and postponements thereof); or

                  (vi) on the date on which the Closing would otherwise occur, the Share Price shall be less than $61.88; but only if (i) Company has given Merger Partner at least three business days' prior written notice of Company's intent to effect such termination pursuant to this Section 7.1(b)(vi), and (ii) during such three business day period, Merger Partner shall not have elected to increase the Exchange Ratio such that the Exchange Ratio as so increased multiplied by the Share Price shall equal $50.505 (or such other number as Company and Merger Partner may agree);

                  (c) by Merger Partner if:

                  (i) the Merger is not consummated on or before December 31, 1999 (or such later date as shall have been approved by Company and Merger Partner), unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants and agreements hereof to be performed or observed by them at or before the Effective Time;

                  (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 and such conditions are not waived by Merger Partner, unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants and agreements hereof to be performed or observed by them at or before the Effective Time;

                  (iii) Merger Partner is permanently enjoined or restrained by any governmental authority or other regulatory body (including any court of competent jurisdiction), such injunction or restraining order prevents the Merger and such injunction or restraining order shall have become final and nonappealable;

                  (iv) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting (including adjournments and postponements thereof); or

                  (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Merger Partner its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

                  (vi) on the date on which the Closing would otherwise occur, the Share Price shall be greater than $128.52; but only if (i) Merger Partner has given Company at least three business days' prior written notice of Merger Partner's intent to effect such termination pursuant to this Section 7.1(c)(vi) and (ii) during such three business day period, Company shall not have elected to decrease the Exchange Ratio such that the Exchange Ratio as so decreased multiplied by the Share Price shall equal $58.695 (or such other number as Company and Merger Partner may agree).

         7.2 Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the third sentence of Section 5.1, and in Sections 5.4 and 5.11 and (ii) to the extent that such termination results from the willful breach by any party hereto of any covenant or agreement hereunder.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Merger Partner or Company without action of the stockholders, whether before or after the Stockholders' Meeting; provided, however, that after approval of the stockholders of Company, except as provided in Sections 7.1 (b)(vi) and 7.1
(c)(vi) no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's stockholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such stockholders unless such amendment is approved by Company's stockholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Merger Partner and Sub.

         8.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 1.9, 5.7, 5.13, 5.14, 5.15 and 5.16 and Article 8, none of the representations, warranties and agreements of Company, Merger Partner or Sub in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. The sole right and remedy arising from a misrepresentation or breach of warranty or from the failure of any of the conditions of the

Merger to be met shall be termination of this Agreement by the aggrieved party and the remedies except that, as provided in Section 7.2 nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement.

         8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to Company:

                          Transamerica Corporation
                          The Transamerica Pyramid
                          600 Montgomery Street, 24th Floor
                          San Francisco, California  94111
                          Attention:  Shirley H. Buccieri
                           Telecopy No.:  (415) 983-4164

                  With a copy to:

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, New York  10019
                          Attention:  Daniel A. Neff
                          Telecopy No.:  (212) 403-2000

                  If to Merger Partner:

                    (via mail):

                          AEGON N.V.
                          P.O. Box 202
                          2501 CE The Hague
                          The Netherlands
                          Attention:  Mr. Kees J. Storm
                           Telecopy No.:  (31-70) 347-7929

                    (via hand delivery):

                          AEGON N.V.
                          Mariahoeveplein 50
                          2591 TV The Hague
                          The Netherlands
                          Attention:  Mr. Kees J. Storm
                          Telecopy No.:  (31-70) 347-7929
                           and to:

                          AEGON USA, Inc.
                          4333 Edgewood Road, NE
                          Cedar Rapids, Iowa  52499
                          Attention:  Mr. Craig D. Vermie
                           Telecopy No.:  (319) 369-2218

                  With a copy to:

                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          125 West 55th Street
                          New York, New York  10019-5389
                          Attention:  Mr. Donald B. Henderson, Jr.
                          Telecopy No.:  (212) 424-8500

                  If to Sub:
                          Tony Merger Corp.
                          c/o AEGON USA, Inc.
                          4333 Edgewood Road, NE
                          Cedar Rapids, Iowa  52499
                          Attention:  Mr. Craig D. Vermie
                          Telecopy No.:  (319) 369-2218

                  With a copy to:

                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          125 West 55th Street
                          New York, New York  10019-5389
                          Attention:  Mr. Donald B. Henderson, Jr.
                          Telecopy No.:  (212) 424-8500

         8.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. The words "to the knowledge of the Company" or "to Company's knowledge" and any words of similar import shall mean that any one of the persons listed on Exhibit A has actual knowledge of the matter. The words "to the knowledge of Merger Partner" or "to Merger Partner's knowledge" and any words of similar import shall mean that any one of the persons listed on Exhibit B has actual knowledge of the matter.

         8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

         8.6 Entire Agreement. This Agreement, the Company Disclosure Letter, the Merger Partner Disclosure Letter and the Confidentiality Agreement contain the entire agreement between Merger Partner, Sub and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated in the covenants listed in Section 8.2 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

         8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         8.9 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         8.11 Obligation of Merger Partner. Whenever this Agreement requires Sub (or its successors, including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Merger Partner to cause Sub (or such successors) to take such action and a guarantee of the performance thereof.

         8.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS.

                  (a) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BY OR AGAINST IT WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT, OR, IF (BUT ONLY IF) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLED SUCH OTHER COURT IN THE CITY AND STATE OF NEW YORK AS WOULD HAVE SUBJECT MATTER JURISDICTION AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL LIMIT THE RIGHT OF COMPANY OR ANY THIRD PARTY BENEFICIARY HEREUNDER TO COMMENCE ANY LEGAL ACTION AGAINST MERGER PARTNER AND ITS AFFILIATES IN ANY COURT OF COMPETENT JURISDICTION IN THE NETHERLANDS OR ELSEWHERE TO ENFORCE THE JUDGMENTS AND ORDERS OF ANY OTHER COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT.

                  (b) MERGER PARTNER HEREBY IRREVOCABLY DESIGNATES LEBOEUF, LAMB, GREENE & MACRAE, LLP (IN SUCH CAPACITY THE "PROCESS AGENT"), WITH AN OFFICE AT 125 WEST 55TH STREET, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO MERGER PARTNER IN THE MANNER PROVIDED IN SECTION 8.3. MERGER PARTNER SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT MERGER PARTNER WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLI-

DATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF LEBOEUF, LAMB, GREENE & MACRAE, LLP. MERGER PARTNER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. MERGER PARTNER EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

                                    ARTICLE 9

                                   DEFINITIONS

         9.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Consideration Amount" shall mean $78.

         "Foreign Competition Laws" shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

         "Laws" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

         "Liens" shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

         "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

         "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least a majority of the value of the outstanding equity is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

         "Tax" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return.

         "Tax Return" shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

         9.2 Certain Defined Terms Index. For purposes of this Agreement, the following terms shall have their respective meaning as set forth in the Section indicated below:

DEFINED TERM                                            SECTION

Acquisition Proposal                                     5.2(h)
Action                                                   5.13(a)
Adjusted Stock Consideration Amount                      1.2(c)(vi)
AEGON USA                                                1.9
Agreement                                                Introductory
                                                            Paragraph
ASE                                                      1.2(c)(iii)
Association                                              4.4
Award Arrangements                                       5.16(c)
Cash Payment                                             1.2(c)
Certificate                                              1.2(c)
Certificate of Merger                                    1.1(a)
Closing                                                  2.1
Closing Date                                             2.1
Code                                                     1.7
Company                                                  Introductory
                                                            Paragraph
Company Acquisition                                      5.2(h)
Company Common Stock                                     1.2(b)
Company Consolidated Financial Statements                3.6(b)
Company Controlled Group Liability                       3.13(b)
Company Disclosure Letter                                Introductory
                                                            Paragraph to Art. 3

Company Employee Plans                                   3.13(a)
Company Employees                                        5.15(b)
Company Foreign Plan                                     3.13(a)
Company Insurance Subsidiary                             3.7
Company Reports                                          3.6(a)
Company Separate Accounts                                3.24
Company Stock Plans                                      5.16(a)
Company Subsidiaries                                     3.1(a)
Company Y2K Plan                                         3.22(b)
Confidentiality Agreement                                5.1
DGCL                                                     Recitals
Dissenting Shares                                        1.8
Effective Time                                           1.1(a)
Environmental Law                                        3.17(a)
ERISA                                                    3.13(a)
Excess Change Amount                                     1.2(c)(v)
Exchange Act                                             3.6(a)
Exchange Agent                                           1.3(a)
Exchange Fund                                            1.3(a)
Exchange Ratio                                           1.2(c)(vii)
Fee Payment Event                                        5.3
Foreign Plan                                             4.13(a)
Funds                                                    3.25(a)
Goldman Sachs                                            3.15
Governmental Entity                                      3.5
HSR Act                                                  3.5
Indemnified Parties                                      5.13(a)
Initial Price                                            1.2(c)(i)
Insurance Laws                                           3.16(a)
Insurance Product(s)                                     3.9(f)(i)
Intellectual Property                                    3.23
IRS                                                      3.9(c)
Issuance                                                 5.10(c)
Material Adverse Effect on Company                       3.1(a)
Material Adverse Effect on Merger Partner                4.1(a)
Merger                                                   Recitals
Merger Partner                                           Introductory
                                                            Paragraph
Merger Partner Common Stock                              1.2(c)
Merger Partner Consolidated
   Financial Statements                                  4.6(b)
Merger Partner Controlled Group Liability                4.13(b)
Merger Partner Disclosure Letter                         Introductory
                                                            Paragraph to Art. 4
Merger Partner Employee Plans                            4.13(a)

Merger Partner Insurance Subsidiary                      4.7
Merger Partner Preferred Stock                           4.2
Merger Partner Reports                                   4.6(a)
Merger Partner Subsidiary                                4.1(a)
Merger Partner Supplemental Disclosure Letter            4.5(b)
Merger Partner Y2K Plan                                  4.20(b)
1940 Act                                                 3.24
NYSE                                                     3.5(b)
Options                                                  5.16(a)
Percentage Price Change                                  1.2(c)(iv)
Process Agent                                            8.12(b)
Proxy Statement                                          3.12
Registration Statement                                   3.12
Retirement Plan                                          5.15(c)
SEC                                                      3.6(a)
Securities Act                                           3.6(a)
Share Price                                              1.2(c)(iii)
Significant Subsidiary                                   3.3
Stock Awards                                             5.16(c)
Stock Consideration Amount                               1.2(c)(ii)
Stockholders' Meeting                                    3.12
Sub                                                      Introductory
                                                            Paragraph
Supplemental Disclosure Letter                           3.5
Surviving Corporation                                    1.1(a)
TLSAR                                                    5.16(b)
Violation                                                3.5(a)(i)

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                        AEGON N.V.


                                        By:
                                            ------------------------------------
                                            Name:  Donald J. Shepard
                                            Title: Member of Executive Board


                                        TONY MERGER CORP.


                                        By:
                                            ------------------------------------
                                            Name:  Patrick S. Baird
                                            Title: President


                                        TRANSAMERICA CORPORATION


                                        By:
                                            ------------------------------------
                                            Name:  Frank C. Herringer
                                            Title: Chairman and Chief Executive
                                                     Officer

                                     ANNEX A

                       EXCHANGE RATIO COMPUTATION EXAMPLES
                       -----------------------------------

                  For purposes of clarification, the following examples show the manner in which the Exchange Ratio is computed in accordance with Section 1.2.


--------------------------------------------------------------------------------
EXAMPLE I (clause (B) of Section 1.2(c)(vii) applies)
---------

Assumptions
------------

Initial Price  = $95.20

Share Price = $123.76

Calculations
-------------
                          $123.76 - $95.20
Percentage Price Change = ----------------  = 0.3
                              $95.20

Excess Change = 0.3 - 0.2 = 0.1

Adjusted Stock Consideration Amount = $54.60 + 1/2[$54.60 * 0.1] =
                                                       $54.60 + $2.73 = $57.33

                  $57.33
Exchange Ratio = --------- = 0.46324
                 $123.76

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
EXAMPLE II (clause (D) of Section 1.2(c)(vii) applies)
----------

Assumptions
------------

Initial Price  = $95.20

Share Price = $66.64

Calculations
------------
                          $66.64 - $95.20
Percentage Price Change = --------------- = (0.3)
                              $95.20

Excess Change = (0.3) + 0.2 = (0.1)

Adjusted Stock Consideration Amount = $54.60 + 1/2[$54.60 * (0.1)] =
                                                       $54.60 + ($2.73) = $51.87

                 $51.87
Exchange Ratio = ------ = 0.77836
                 $66.64

--------------------------------------------------------------------------------